LICENSE AGREEMENT

                                    BETWEEN

                              RHOMED INCORPORATED

                                      AND

                           ROUGIER BIO-TECH LIMITED








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                               TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS..................................................Page 2
         "Group A Patents"...............................................Page 2
         "Group B Patents"...............................................Page 2
         "Patent Rights".................................................Page 2
         "Field of Use" .................................................Page 2
         "Licensed Processes"............................................Page 3
         "Licensed Product"..............................................Page 3
         "Affiliates"....................................................Page 3
         "Net Sales".....................................................Page 3
         "Technology"....................................................Page 3

ARTICLE 2 - GRANT OF LICENSES............................................Page 4

ARTICLE 3 - PAYMENTS UNDER THE LICENSE...................................Page 5

ARTICLE 4 - REMITTANCES UNDER THE LICENSE................................Page 6

ARTICLE 5 - RECORDS UNDER THE LICENSE....................................Page 7

ARTICLE 6 - MARKING OF PRODUCTS..........................................Page 8

ARTICLE 7 - INVALIDITY OR NON-ISSUANCE OF LICENSED
         PATENTS.........................................................Page 8

ARTICLE 8 - ENFORCEMENT OF LICENSED PATENTS..............................Page 9

ARTICLE 9 - PERFORMANCE CRITERIA........................................Page 10

ARTICLE 10 - TERMS OF LICENSE; TERMINATION..............................Page 11

ARTICLE 11 - COMMUNICATION AND NOTICES..................................Page 12

ARTICLE 12 - MISCELLANEOUS..............................................Page 13

APPENDIX A..............................................................Page 16

APPENDIX B..............................................................Page 17








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                               LICENSE AGREEMENT


          THIS AGREEMENT is effective as of the first day of May, 1992, by and between RhoMed Incorporated, a New Mexico corporation whose principal place of business is 4261 Balloon Park Road N.E., Albuquerque, New Mexico 87109 U.S.A. (hereinafter referred to as "Licensor") and Rougier Bio-Tech Limited, a Canadian corporation whose principal place of business is 8480 Blvd. St-Laurent, Montreal, Quebec H2P 2M6 Canada (hereinafter referred to as "Licensee").


W I T N E S S E T H:

       WHEREAS, Buck A. Rhodes, formerly of the College of Pharmacy at the University of New Mexico ("UNM") was one of two inventors of Method for Labelling Immunoglobulins with Tc-99m, which invention was issued United States Patent No. 4,424,200 and Canadian Patent No. 1,177,393 (hereinafter referred to as "Group A Patents");

         WHEREAS, UNM received an undivided interest in Group A Patents derived from Rhodes, which undivided interest is owned by USET, Incorporated ("USET"), successor to University Patents Incorporated under its Servicing Agreement with UNM;

         WHEREAS, under a License Agreement effective 1 May 1988, and amended effective 1 September 1988 and 1 April 1992, USET granted to RhoMed a worldwide, exclusive license, subject to a pre-existing nonexclusive license to Summa Medical Corporation, under UNM's undivided one-half interest in Group A Patents, with right to sublicense;

         WHEREAS, Licensor is the owner in the entire right, title and interest in certain technology for radiolabeling antibodies and other proteins with Technetium-





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99m and other radionuclides, and in the inventions and patents relating thereto (hereinafter referred to as "Group B Patents"; the technology comprising Group A Patents and Group B Patents is hereinafter sometimes referred to collectively as the "Inventions");

         WHEREAS, Licensee is desirous of obtaining an exclusive license with the right to sublicense, and limited to a specified field of use, to manufacture, use, and sell products and/or services relating to the Inventions; and

         WHEREAS, Licensor is desirous of granting such a license to Licensee in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises recitals, and based on the mutual promises and benefits herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


ARTICLE 1 - DEFINITIONS

         1.1 "Group A Patents" shall mean the patents and patent applications listed under the heading "Group A Patents" in Appendix A and any divisions, continuations, and continuation-in-part applications, or reissues thereof, and all know-how and technology relating thereto.

         1.2 "Group B Patents" shall mean the patents and patent applications listed under the heading "Group B Patents" in Appendix A and any divisions, continuations, and continuation-in-part applications, or reissues thereof, and all know-how and technology relating thereto.

         1.3 "Patent Rights" shall mean Group A Patents and Group B Patents.

         1.4 "Field of Use" shall mean the use of any radiolabeled antibody or fragment thereof, including any single antibody chain or fragment thereof and recombinant antibody or fragment thereof, with specificity for myosin or any cross-




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reacting structure, for gamma ray scintigraphic imaging of myocardial or skeletal muscle necrosis and for gamma ray scintigraphic imaging of any tissue expressing myosin or any cross-reacting structure.

         1.5 "Licensed Processes" shall mean the processes claiming or utilizing Patent Rights or some portion thereof.

         1.6 "Licensed Product" or "Licensed Products" shall mean products claimed in Patent Rights, including products containing one or more substances radiolabeled or to be radiolabeled by a method claimed in Patent Rights, or products made in accordance with or by means of Licensed Processes or products made utilizing any substance, device, apparatus, method or process which embodies or is protected by Patent Rights.

         1.7 "Affiliates" shall mean any company, corporation, or business in which Licensee owns or controls at least fifty percent (50%) of the voting stock.

         1.8 "Net Sales" shall mean the amount billed or invoiced on sales of Licensed Products less:

                  1.8.1 Customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken and all applicable taxes; and/or

                  1.8.2 Amounts repaid or credited by reason of rejection or return.

If Licensed Products are sold in transactions which are not bona fide arm's-length transactions (including transactions between entities which are affiliated or have related interests), Net Sales shall be determined by the most recent commercial sale to an independent party.

         1.9 "Technology" shall mean any and all information or Patent Rights supplied by Licensor to Licensee.



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ARTICLE 2 - GRANT OF LICENSES

         2.1 Group A Patents License. Licensor hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, a non-exclusive world-wide license as to Group A Patents, limited to the Field of Use, to make and have made, manufacture and have manufactured, use and have used, to sell and have sold, and distribute and have distributed Licensed Products and to practice Licensed Processes (hereinafter the "License").

         2.2 Group B Patents License. Licensor hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, an exclusive world-wide license as to Group B Patents, limited to the Field of Use, to make and have made, manufacture and have manufactured, use and have used, to sell and have sold, and distribute and have distributed Licensed Products and to practice Licensed Processes (hereinafter the "License").

         2.3 Right to Sublicense. The license granted shall include the right of Licensee to grant written sublicenses for the manufacture and sale of Licensed Products and the practice of Licensed Processes, all pursuant to the Group A Patents License and the Group B Patents License; provided, that Licensee shall require terms and conditions at least co-extensive with this Agreement, and shall include all sales of Licensed Products and Licensed Processes by all sublicensees in its statements to Licensor and shall pay royalties thereon as though all of such sales of sublicensees were in fact made by Licensee hereunder. Licensee will deliver to Licensor a true and correct copy of each and every sublicense entered into by Licensee within thirty (30) days after execution thereof and shall promptly advise Licensor in writing of any modification (and supply same) or termination of each sublicense. Upon termination of this Agreement for any cause, any and all existing sublicenses hereunder shall thereupon be assigned to Licensor. This shall be made a condition of any such sublicense that may be granted by License.

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         2.4 No License Other Than Licensed Patents. No license is granted by
Licensor to Licensee, either directly or by implication, estoppel or otherwise, under any patents other than the Group A Patents and the Group B Patents.

         2.5 Assignment. This agreement shall not be assignable by Licensee without the prior written consent of Licensor except to a successor in ownership of all or substantially all of the business assets of Licensee, which successor shall expressly assume in writing the performance of all the terms and conditions of this agreement to be performed by Licensee. This agreement may be assigned without restriction by Licensor.

         2.6 Group A Patents License Assignment. Upon termination for any cause of the Agreement between RhoMed Incorporated and USET, Incorporated in which RhoMed Incorporated licenses Group A Patents, this Agreement shall, as to Group A Patents, thereupon be assigned to USET, Incorporated. The Licensor herein warrants that USET has agreed to accept all terms of this Agreement and to continue the Agreement with the Licensee as to Group A Patents under the same terms and conditions herein set forth if the Agreement is assigned to USET by the Licensor.


ARTICLE 3 - PAYMENTS UNDER THE LICENSE

         3.1 License Fee. Licensee agrees to pay Licensor Forty-Five Thousand Dollars ($45,000.00) as a license fee, with payments made as shown on the schedule in Appendix B.

         3.2 Production Royalties. Licensee shall pay to Licensor a production royalty of six percent (6%) based on the total Net Sales.

         One-half of the total production royalty (3%) will be attributed to royalties on Group A Patents, and one-half of the total production royalty (3%) will be attributed to royalties on Group B Patents.

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         3.3 Minimum Royalties. Annual production royalties due and payable by
Licensee to Licensor shall equal or exceed, or Licensee shall pay to Licensor, a minimum annual royalty of Seven Thousand Five Hundred Dollars ($7,500.00) commencing with the third license year and each subsequent year thereafter.
Any minimum annual royalty paid to the Licensor by the Licensee prior to the commencement of sales by the Licensee shall be credited against royalties due to the Licensor after the commencement of sales and on amounts exceeding the minimum royalty for each subsequent year(s) until the Licensee has recovered the minimum royalty payments made to the Licensor prior to commencement of sales.

         3.4 Licensed Processes. In the event Licensee performs Licensed Processes for profit without using Licensed Product made by Licensee, Licensee shall pay to RhoMed a royalty for each Licensed Process performed based upon the Net Sales price of Licensed Products required to perform such Licensed Process.

ARTICLE 4 - REMITTANCES UNDER THE LICENSE

         4.1 Accrual. Royalties shall accrue when Licensed Products are first used, sold, billed out, distributed or otherwise transferred, but excluding products transferred at no cost for clinical testing purposes.

         4.2 Payments. Payments of accrued royalties shall be made to Licensor in U.S. dollars on a quarterly calendar basis for all Licensed Products used, sold, distributed, billed out, or otherwise transferred during that quarter. Such payment shall be made within sixty (60) days following the end of such calendar quarter and shall be accompanied by a statement which shall show the total quantity and Net Sales of Licensed Products for which royalties have accrued during such quarter. Quarterly royalty reports, certified to by an officer of Licensee, shall give sufficient information from which to calculate the amount of royalties due hereunder, including, but not limited to, the total quantity and Net Sales of goods for which royalty has accrued

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during the preceding calendar quarter, and shall be made whether or not there are sales of Licensed Products during such quarter. The identity of the Licensee's customers shall remain confidential to the Licensor.

         4.3 Royalty Payments on Sales Outside United States. Royalty payments which accrue outside the United States shall be paid in U. S. Dollars in the United States at the rates of exchange published in The Wall Street Journal on the last day of the accounting period in which the royalty accrues. Royalties shall be paid to Licensor free and clear of all foreign taxes, including withholding and turnover taxes, except such taxes which Licensee may be required to withhold by a foreign country and for which Licensor is entitled to receive a tax credit by treaty or otherwise.

         4.4 Minimum Royalties. Licensee agrees that the minimum royalty shall become a present obligation of Licensee to Licensor on the anniversary date of this Agreement, as long as the Agreement is in force, and that such minimum amount is to be paid to Licensor together with the remittance made for the accounting period ending twelve months after the anniversary date of this Agreement, in the event earned production royalties for such year do not reach the minimum amount set forth.


ARTICLE 5 - RECORDS UNDER THE LICENSE

         Licensee shall report to Licensor the date of first sale of Licensed Products within thirty (30) days of occurrence. Licensee shall keep, and shall require its Affiliates to keep, records in sufficient detail to permit the determination of royalties payable hereunder. Such records shall be retained for at least three (3) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of Licensor by a Certified Public Accountant selected by Licensor and approved by Licensee for the sole purpose of verifying

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reports and payments hereunder. The accountant may have access to Licensee's customer lists and identity, to the extent the accountant determines that such information is necessary or useful in verifying reports and payments hereunder. Such accountant shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments made under this agreement. In the event that such inspection shows an underreporting and underpayment in excess of five percent (5%) for any twelve
(12) month reporting period, then Licensee shall pay the costs of such examination.


ARTICLE 6 - MARKING OF PRODUCTS

         Licensee agrees to mark every Licensed Product manufactured and/or sold by it, under this agreement, and all brochures and advertising materials, as to patents pending, or patents issued where patent coverage is obtained, in accordance with the laws of the United States and foreign countries.


ARTICLE 7 - INVALIDITY OR NON-ISSUANCE OF LICENSED PATENTS

         7.1 Technology and Know-How License. It is agreed and understood that this agreement is, in part, a license of the technology and know-how incorporated into the Inventions and Licensed Products. In the event that Patent Rights are subsequently held to be invalid by a court of the United States or any foreign country or countries, such failure to issue or holding of invalidity shall not render this agreement invalid; provided, the royalties shall be diminished by fifty percent (50%) in territory of the invalid patent rights.

         7.2 Validity. Except to the extent prohibited by law, Licensee agrees that it shall not question or challenge, directly or indirectly, the validity of the patent or any reissue or extension thereof, or assist any other person in doing so. The parties shall promptly notify each other of a challenge to validity or enforceability of the Patent of

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which the parties are to become aware. In the event of a lawsuit relating to validity or enforceability of the Patent, the Licensor shall have the right to defend such validity and/or to appeal. If no defense is lodged and the patent(s) is declared invalid, the royalties shall be diminished by fifty percent (50%) in the territory of the invalidated patent(s).


ARTICLE 8 - ENFORCEMENT OF LICENSED PATENTS

         8.1 Enforcement. In the event Licensee becomes aware of any actual or threatened infringement of a Licensed Patent in the Field of Use licensed herein, Licensee shall promptly notify Licensor in writing, and will supply Licensor with any available evidence pertaining to the infringement. Licensor, at its own expense, can take whatever steps are necessary to stop the infringement and recover damages therefor, and will be entitled to retain all damages so recovered to pay its out-of-pocket expenses to recover such damages, and any surplus in damages awarded shall be equally divided between Licensee and Licensor; provided, that Licensee shall recover no more than its loss in earnings due to the infringement. If Licensor does not proceed to enforcement the Patent Rights within one hundred eighty (180) days of notice, Licensee, after notifying Licensor in writing, shall be entitled to take proceedings against such infringer at its own expense; provided, that Licensee may suspend payment of earned royalties under the patent in suit in the country of such action to the extent of any out-of-pocket costs actually incurred in such action.

         The party conducting such suit shall have full control over its conduct. In either event, Licensee and Licensor shall assist one another and cooperate in any such litigation upon request and without expense to the requestee.

         8.2 Defense. In the event a third party brings an action to obtain a declaration of patent invalidity (a "DJ Action") against Licensor and/or
Licensee:

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                  8.2.1 The named defendant shall have the first right to
         defend said action at its own cost and expense and to control ensuing litigation;

                  8.2.2 If the named defendant elects not to defend the DJ Action, the other Party may elect to defend the DJ Action at its own cost and expense and to control the ensuing litigation;

                  8.2.3 If a litigating Party finally prevails, it shall retain all damages which it may collect.


ARTICLE 9 - PERFORMANCE CRITERIA

         9.1 Best Effort. Licensee shall use its best effort to effect introduction of Licensed Products into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment, and thereafter, until the expiration of this agreement. Licensee shall endeavor to keep Licensed Products reasonably available to the public.

         9.2 Rendering License Non-Exclusive. Licensor shall have the right to render this License non-exclusive for any country or countries if, in Licensor's reasonable judgment, Licensee or its sub-licensee(s):

                  9.2.1 has not within seven (7) years from the date of License secured government approvals and put the licensed subject matter into commercial use in the countries or countries where licensed, directly or through a sublicense, and is not keeping the Licensed Products reasonably available to the public; or

                  9.2.2 is not within four (4) years from the date of License demonstrably engaged in product development and clinical trials necessary for product acceptance in countries of intended use.

In making this determination, Licensor shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment

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and shall take into account the reports provided hereunder by Licensee.

         9.3 Field of Use. The licenses granted to Licensee by Licensor hereunder are limited to the Field of Use as defined above. A license in any other field or for any other antibody in such other field shall be the subject of a separate agreement and shall require Licensee's submission of evidence demonstrating its willingness and ability to develop and commercialize the kinds of products or processes likely to be encompassed in such other field. If Licensor has non-exclusively licensed in such other field prior to Licensee's request, Licensor shall grant to Licensee a non-exclusive license under terms and conditions at least as favorable as this agreement.


ARTICLE 10 - TERMS OF LICENSE; TERMINATION

         10.1 Term. The term of this Agreement shall be from the date first written above until the expiration of the last of the Patent Rights to expire or become abandoned, and covering the process(es) and/or product(s) being commercialized by the Licensee.

         10.2 Termination by Licensee. Licensee may terminate this Agreement:

                  10.2.1 At the end of any License Year; or

                  10.2.2 For cause; or

                  10.2.3 If the Invention is finally determined by an Agency of the United States to be deleterious to man, animals, or the environment--and its use is proscribed.

         10.3 Default. If Licensee shall at any time default in any obligation under this Agreement, included but not limited to failing to make any report, pay any royalties, or permit the inspection of its books and records as hereinabove required, and such default shall not be cured within sixty (60) days after written notice from Licensor to Licensee specifying the nature of the default, then Licensor shall have the right to terminate the license granted to Licensee hereunder and such termination shall

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become effective at the close of business on the sixtieth (60th) day after giving such notice.

         10.4 Rights and Obligations. Any termination pursuant hereto shall not relieve Licensee or Licensor of any obligation or liability accrued hereunder prior to such termination, nor rescind or give rise to any right to rescind anything done or any payments made or other consideration given hereunder prior to the time of such termination and shall not affect in any manner any rights of either party arising out of this Agreement prior to such termination.

         10.5 Waiver. A waiver by either Party hereto of any violation of or default in any provision of this Agreement shall not constitute a waiver of any repeated violation of or default in the same provision, or any violation of or default in any other provision of this Agreement.

ARTICLE 11 - COMMUNICATION AND NOTICES

         Any payment, notice, or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified or registered mail, postage prepaid, addressed to it at its address set forth or to such other address as it shall designate by written notice to the other Party as follows:

        In the case of Licensor:

                           President
                           RhoMed Incorporated
                           4261 Balloon Park Road, N.E.
                           Albuquerque, New Mexico 87109
                           U.S.A.


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         In the case of Licensee:

                           President
                           Rougier Bio-Tech Ltd.
                           8480 Blvd. St-Laurent
                           Montreal, Quebec H2P 2M6
                           Canada


ARTICLE 12 - MISCELLANEOUS

         12.1 Execution and Amendment. This Agreement will not be binding upon the Parties until it has been signed hereinbelow by or on behalf of each Party, in which event it shall be effective as of the date first above written. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid.

         12.2 Construction. This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations or undertakings, either verbal or written between the Parties relating to the subject matter hereof.

         12.3 Indemnification. Licensee agrees to indemnify and hold harmless Licensor and the Inventors from and against any and all claims, damages and liabilities asserted by third parties (private and governmental) arising from Licensee's manufacture, use, distribution or sale of Licensed Products and/or the purchaser's use thereof.

         12.4 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in the United States by arbitration, in accordance with the rules then obtaining, of the American Arbitration Association.

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If the subject of the arbitration involves an intellectual property matter, as determined by the Association, then the arbitrator(s) should have had experience in that subject. The Association is authorized to make arrangements for this arbitration, to be held under these rules in any locality in the United States agreed upon by the parties or as designated by the Association. This agreement shall be enforceable and judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court of any country having jurisdiction.

         12.6 Jurisdiction. This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the United States of America and the State of New Mexico.

         12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and except as otherwise provided herein, their respective legal successors and assigns.

        12.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         ---

                  ---

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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              LICENSOR:

                                        RhoMed Incorporated


                                        By: /S/ Buck A. Rhodes
                                          --------------------
                                                Buck A. Rhodes
                                                President



                              LICENSEE:

                                        ROUGIER BIO-TECH LIMITED


                                        By: /S/
                                           -------------------
                                                Name:
                                                Title:


















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                                  APPENDIX A

GROUP A PATENTS

U.S. Patent No. 4,424,200 and Canadian Patent No. 1,177,393
Method for Labelling Immunoglobulins with Tc-99m;

and any divisions, continuations, and continuation-in-part applications, or reissues thereof.


GROUP B PATENTS

U.S. Patent No. 5,078,985,
Radiolabeling Antibodies and Other Proteins with Technetium or Rhenium by Regulated Reduction;

U.S. Patent No. 5,102,990,
Direct Radiolabeling of Antibodies and Other Proteins with Technetium or
Rhenium;

International Application PCT/US90/04461,
Direct Radiolabeling of Antibodies and Other Proteins with Technetium or
Rhenium;

U.S. Patent Application 07/815,122,
Composition for Radiolabeling Antibodies and Other Proteins by Regulated Reduction;

U.S. Patent Application 07/815,123,
Method for Radiolabeling Antibodies and Other Proteins by Regulated Reduction;

U.S. Patent Application 07/816,477,
Direct Labeling of Antibodies and Other Proteins with Metal Ions;

and any divisions, continuations, and continuation-in-part applications, or reissues thereof.

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                                  APPENDIX B

                             SCHEDULE OF PAYMENTS


                       Group A Patents       Group B Patents     Total

On Execution
of Agreement                  $1,000             $14,000       $15,000

June 1, 1992                     800               5,200         6,000

July 1, 1992                     800               5,200         6,000

August 1, 1992                   800               5,200         6,000

September 1, 1992                800               5,200         6,000

October 1, 1992                  800               5,200         6,000
                              ------             -------       -------

         TOTAL                $5,000             $40,000       $45,000


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